[Southern Union Company Letterhead]

June 24, 2011

Via Facsimile  (918) 573 - 4900

Mr. Alan S. Armstrong
President and CEO
The Williams Companies, Inc.
One Williams Center
P.O. Box 2400
Tulsa, Oklahoma   74102-2400

Re:           Proposal of June 23, 2011

Dear Mr. Armstrong,

We are in receipt of your letter of June 23, 2011. Had you indicated during our meeting on January 31, 2011 that Williams' indication of interest (subject, as you said, to a range of contingencies and due diligence) was actually $39 rather than the $30 that you told us, our Board may have had a more "affirmative" response for you.  Also, Williams' indication was lower than another indication that the Board was seriously considering at that time from another party (not ETE) that did not require the range of contingencies you expressed as a concern.

Nonetheless, the Special Committee of Independent Directors of Southern Union as well as the full Board, with their financial and legal advisors, are analyzing carefully the proposal described in your June 23rd letter, and the Company will be responding to you expeditiously.

Sincerely,
/s/ Eric D. Herschmann

Eric D. Herschmann
Vice Chairman, President and Chief Operating Officer